EXHIBIT 21.1

Subsidiaries of Guaranty Bancshares, Inc.
Name	Jurisdiction of Organization
Guaranty Bank & Trust, N.A.	United States
Guaranty (TX) Capital Trust III	Delaware
DCB Financial Trust I	Delaware

Subsidiaries of Guaranty Bank & Trust, N.A.
Name	Jurisdiction of Organization
Guaranty Company, Inc.	Texas
GB Com, Inc.	Texas
2800 South Texas Avenue, LLC	Texas
Pin Oak Realty Holdings, Inc.	Texas
Pin Oak Asset Management, LLC	Texas
Guaranty Bank & Trust Political Action Committee	Texas
Caliber Guaranty Private Account, LLC	Texas

Subsidiaries of Guaranty Company, Inc.
Name	Jurisdiction of Organization
White Oak Aviation, LLC	Texas